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                                                                 EXHIBIT 4-A
                                                                 -----------



                     AMERITECH CAPITAL FUNDING CORPORATION

                             Officers' Certificate


          Each of the undersigned officers of AMERITECH CAPITAL FUNDING CORPORATION, a Delaware corporation ("Capital Funding"), does hereby certify as follows:

          (a) Each of the undersigned has read the Indenture dated as of January 1, 1990 (the "Indenture") among Capital Funding, Ameritech Corporation (formerly known as American Information Technologies Corporation) and Bank of America Illinois (formerly known as Continental Bank, National Association), as Trustee (the "Trustee"), including Section 301 thereof, and the definitions in such Indenture relating thereto and has reviewed such other corporate documents and records relating to the matters referred to herein, and, in the opinion of the undersigned, has made such examination or investigation as is necessary to enable him to express an informed opinion on the matters set forth below.

          (b) A series of Debt Securities of Capital Funding entitled the 7-1/2% Debentures Due April 1, 2005 (the "Debentures") to be issued under the Indenture has been established, and the terms and conditions thereto have been set forth in a Board Resolution (as defined in the Indenture and herein called the "Resolutions"), a copy of which Resolutions is set forth on Exhibit A hereto.

          (c) All conditions precedent provided for in the Indenture relating to the establishment of the Debentures have been complied with.

          (d) In the opinion of the undersigned, Section 301 of the Indenture has been complied with in the establishment of the Debentures and the terms and conditions thereof.
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          IN WITNESS WHEREOF, each of the undersigned on behalf of Capital
Funding has placed his hand this 4th day of April, 1995.



                                       ___________________________________
                                       Title:


                                       ___________________________________
                                       Title:




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                                   Exhibit A
                                   ---------


                      Resolutions of the Sole Stockholder
                   of Ameritech Capital Funding Corporation


          The undersigned, being the sole stockholder of AMERITECH CAPITAL FUNDING CORPORATION, a Delaware corporation (the "Company"), pursuant to the authority of Section 351 of the Delaware General Corporation Law, does hereby agree and consent to the following actions:

          WHEREAS, on December 20, 1989, the Board of Directors of the Company adopted resolutions which approved the issuance by the Company, from time to time, of its debentures, notes and/or other unsecured indebtedness in each case with maturities in excess of 270 days, or any combination thereof, and/or warrants or rights to purchase any of the foregoing (collectively, the "Debt Securities") in an aggregate principal amount (excluding the amount of any original issue discount) of up to $500,000,000 and authorized the Board of Directors of the Company to establish from time to time one or more series of the Debt Securities; and

          WHEREAS, the aggregate principal amount of Debt Securities which the Company may issue has been increased to $3,000,000,000 (excluding the amount of any original issue discount) pursuant to the resolutions of the Company's sole stockholder, Ameritech Corporation (formerly, American Information Technologies Corporation) ("Ameritech"), on March 21, 1990, June 28, 1990, March 18, 1992 and December 21, 1994.

          NOW, THEREFORE, BE IT RESOLVED, that a series of Debt Securities to be issued under the Indenture and to be known as the 7-1/2% Debentures due April 1, 2005 (the "Debentures") are hereby created, approved, established and authorized, which Debentures shall be limited to an aggregate principal amount of $192,161,000 and shall be executed, authenticated and delivered in accordance with the provisions of, and in all respects shall be subject to the terms, conditions and covenants of, the Indenture, as supplemented by any supplemental indentures (and each Officers' Certificate delivered to the Trustee thereunder).

          RESOLVED FURTHER, that the Debentures shall have the following terms and conditions (capitalized terms used but not defined herein having the meaning ascribed thereto in the Indenture):

          a. The Debentures will represent unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Debentures will be unconditionally guaranteed as to payment of principal and interest by Ameritech.
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          b. The Debentures will be limited to $192,161,000 aggregate principal amount and will mature on April 1, 2005. The Debentures will bear interest at a rate of 7-1/2% per annum from April 1, 1995, payable semi-annually on April 1 and October 1 of each year (each an "Interest Payment Date"), commencing October 1, 1995, to the persons in whose names such Debentures were registered at the close of business on the next preceding March 15 and September 15, respectively (each a "Regular Record Date").

          c. Until the Debentures are paid or payment thereof is duly provided for, the Company will, at all times, maintain a paying agent (the "Paying Agent") in The City of New York, New York or Chicago, Illinois capable of performing the duties described herein to be performed by the Paying Agent. Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697, is initially appointed as the Paying Agent.

          d. Any payment otherwise required to be made in respect of a Debenture on a date that is not a Business Day for such Debenture need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. A "Business Day" means any day that is not a Saturday or Sunday and that, in New York, New York or Chicago, Illinois, is not a day on which banking institution generally are authorized or required by law or executive order to close.

          e. The Debentures will not be subject to redemption prior to maturity and will not be entitled to any sinking fund.

          f. The Debentures will be issued initially in the form of a fully registered global security which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of the Depository's nominee. Except as set forth in the Indenture or in the Prospectus dated March 28, 1995 or the Prospectus Supplement dated March 28, 1995, the Debentures will not be issuable in certificated form.




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          RESOLVED FURTHER, that any of the Designated Officers, as that term is defined in the resolutions of the Company dated December 20, 1989 and March 13, 1990, is hereby authorized to perform all such acts and deeds and to prepare, execute, deliver and/or file all such agreements, documents, undertakings, certificates, instruments and other papers in the name and on behalf of the Company as he or she shall deem necessary or appropriate and incur such expenses as he or she deems necessary or appropriate, in order to carry out the purpose and intent of any and all provisions of the foregoing resolutions; and all such acts by the Designated Officers, or any of them, whether heretofore or hereafter done or performed, which are in accordance with the purpose and intent of these resolutions, are hereby ratified, confirmed and approved in all respects.



Dated:    March 28, 1995            AMERITECH CORPORATION


                                    By:__________________________

                                    Title:_______________________




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